Exhibit 99.2

News Release

Brooke Capital Officer Resigns

Phillipsburg, Kan. September 17, 2008 — Robert Orr has resigned as an officer of Brooke Capital Corporation to focus exclusively on litigation related to the collection of past due servicing fees from securitization investors. Mike Hess, president; Nick Rhodes, executive vice president; and Travis Vrbas, chief financial officer, will each assume some of Orr’s responsibilities.

“Personal animosity between securitization investors and me resulted from my efforts to collect past due servicing fees on behalf of Brooke Capital,” Orr stated. “To help prevent our squabbling from affecting Brooke Capital’s business, I have resigned as an officer although I remain a director and the largest shareholder.”

Orr also stated that he was pleased with the court appointment of Albert Riederer as special master so the parties “stand still” until Brooke Capital’s differences with securitization investors are resolved. Additionally, the special master has been directed to assist with resolution of the servicing fees issue.

“During the last year or so, the Orr family has loaned Brooke Capital and Brooke Corporation more than $15,000,000, much of which was ultimately used to provide services to troubled borrowers on behalf of securitization investors,” Orr continued. “The result is that I have personally been subsidizing securitization investors for quite some time because of their reluctance to pay servicing fees.”

Orr noted, “Last year I resigned from my executive positions with the company, but came back to work full time when the company ran into difficulties earlier in the year. In this respect, it will be good to have more discretionary time by no longer being an executive officer.”

About Brooke Capital Corporation…. Brooke Capital Corporation (AMEX:BCP) is a Phillipsburg, Kansas-based insurance agency franchisor and consultant.

Contact Lisa Mussman, 785-543-3199 ext. 561 or lisa.mussman@brookeagent.com

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will accomplish its objectives in the litigation with Bank of New York Mellon, the availability of funding sources, the exposure to market risks, changes in the law and in economic, political and regulatory environments, changes in management, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge at www.brookeagent.com or at www.sec.gov.